Schedule A
to the SHAREHOLDER SERVICING PLAN

(as amended on September 20, 2012 to add Logan Capital Long/Short Fund)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Logan Capital Large Cap Growth Fund
Investor Class	0.10%
Institutional Class	0.10%
Logan Capital International Fund
Investor Class	0.10%
Institutional Class	0.10%
Logan Capital Small Cap Growth Fund
Investor Class	0.10%
Institutional Class	0.10%
Logan Capital Large Cap Core Fund
Investor Class	0.10%
Institutional Class	0.10%
Logan Capital Long/Short Fund
Investor Class	0.10%
Institutional Class	0.10%

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule A

By:           /s/Douglas G. Hess
Name:      Douglas G. Hess
Title:        President